Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

PURSUANT TO SECTION 10 OF THE MARSHALL ISLANDS

LIMITED PARTNERSHIP ACT

The undersigned, Daniel C. Rodgers, Attorney-in-Fact of GOLAR LNG LIMITED, acting in its capacity as sole member of GOLAR GP LLC, the General Partner of GOLAR LNG PARTNERS LP, for the purpose of forming a Limited Partnership does hereby certify:

1.                                       The name of the Limited Partnership is GOLAR LNG PARTNERS LP

2.                                       The registered address of the Limited Partnership in The Republic of the Marshall Islands is Trust Company Complex, Ajeltake Island, Ajeltake Road, Majuro, Marshall Islands MH96960.  The name of the Limited Partnership’s Registered Agent in the Marshall Islands upon whom process may be served at such address is The Trust Company of the Marshall Islands, Inc.

3.                                       The name and the business, residence or mailing address of the sole general partner is:

Name:	GOLAR GP LLC

Address:	Par-la-Ville Place
14 Par-la-Ville Road
Hamilton, Bermuda HM 08

4.                                       The name and title of the person authorized to sign this Certificate of Limited Partnership for the general partner is Daniel C. Rodgers, Attorney-in-Fact of its sole member.

IN  WITNESS  WHEREOF,  the  undersigned  has  executed  this Certificate of Limited  Partnership  on  this  24th day of September, 2007.

GOLAR GP LLC
By:	GOLAR LNG LIMITED, its Sole Member

By:	/s/ Daniel C. Rodgers
Daniel C. Rodgers
Attorney-in-Fact